SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):   July 18, 2007

Commission File Number 000- 51158

TRUEYOU.COM, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)
13-4024017
(IRS Employer Identification No.)

Building No. 501, Fifth Floor, 7 Corporate Park, Norwalk, CT 06851
(Address of principal executive offices)

Registrant’s telephone number including area code: (203) 295-2121

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 3.02 Unregistered Sales of Equity Securities

        On July 18, 2007, Laurus Master Fund, Ltd. (“Laurus”) exercised warrants to purchase an aggregate of 2,176,159 shares of the common stock, $0.001 par value, of TrueYou.Com, Inc, a Delaware corporation (the “Company”) in a cashless exercise at a price of $0.01 per share. The terms of the warrants provide that if the fair market value of the common stock is greater than the exercise price, Laurus may exercise the warrant on a cashless exercise basis resulting in an issuance of net shares with no cash payment. The fair market value on the date of the exercise was $0.04 per share. As a result of the cashless exercise, the Company will issue 1,632,119 shares of common stock to Laurus and will withhold 540,040 shares of common stock in satisfaction of the exercise price under the warrant.

        The shares of common stock issued upon the exercise of this warrant were issued in an exchange between the Company and Laurus, an existing security holder, in which no commission or other remuneration was paid or given directly or indirectly for soliciting such exchange. As a result, the issuance of the shares of common stock was exempt from registration pursuant to Section 3(a)(9) under the Securities Act of 1933.

Item 5.01 Changes in Control of the Registrant

        The Company does not believe a change in control has occurred; however, a significant number of shares of the Company’s common stock will be issued in connection with the warrant exercise discussed in Item 3.02 above or are underlying the remaining warrants held by Laurus. As of August 1, 2007, the Company had 16,756,438 shares of common stock issued and outstanding. As a result of the warrant exercise discussed in Item 3.02 above, Laurus will hold approximately 9.74 percent of the Company’s outstanding common stock following the issuance of the shares. In addition, if all of the warrants held by Laurus were exercised, Laurus would hold shares that would represent approximately 75% percent of the Company’s outstanding common stock (assuming that the Company had sufficient authorized shares of common stock to issue to Laurus which it does not as of this date).

SIGNATURES

                  Pursuant to the requirements of Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: August 7, 2007

TRUEYOU.COM INC.

By: /s/ Matthew Burris Name: Matthew Burris Title: Chief Financial Officer